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                       SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940



                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:             The Sage Variable Annuity Account A

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                       300 Atlantic Street
                       Stamford, Connecticut 06901

C.   Telephone Number (including area code):

                       (203) 324-6338

D.   Name and address of agent for service of process:

                       James F. Bronsdon
                       Sage Life Assurance of America, Inc.
                       300 Atlantic Street
                       Stamford, CT  06901

     Copy to:

                       Stephen E. Roth
                       Sutherland, Asbill & Brennan LLP
                       1275 Pennsylvania Avenue, N.W.
                       Washington, D.C.  20004-2404

E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                       Yes  [X]                           No  [_]


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         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Stamford, State of Connecticut on the 24th day of December, 1997.


(SEAL)                      Signature: The Sage Variable Annuity Account A
                                       ------------------------------------
                                         (Name of Registrant)




                                       By: Sage Life Assurance of America, Inc.
                                           ------------------------------------
                                           (Name of Depositor)


ATTEST:
/s/ MITCHELL R. KATCHER                By: /s/ RONALD S. SCOWBY
-------------------------                 -------------------------------------
(Name)                                    (Name)
Chief Financial Officer                   President and Chief Executive Officer
-------------------------                 -------------------------------------
(Title)                                   (Title)